AMENDMENT NO. 1
                     TO AGREEMENT AND PLAN OF REORGANIZATION

      This Amendment No. 1 (this "Amendment") to the Agreement and Plan of Merger dated as of August 25, 2005, (the "Agreement") among Dtomi, Inc., a
Nevada corporation (the "Parent"), Dtomi Acquisition Corporation, a Nevada corporation ("Merger Sub"), and VocalScape Technologies, Inc., a Nevada corporation (the "Company"), is made this 24th day of October, ---- 2005 by and among the Corporation, Merger Sub and VocalScape (collectively, the "Parties").

                                    RECITALS

      WHEREAS, the Parties wish to further amend the Agreement, as set forth herein;

      NOW THEREFORE, in consideration of covenants and agreements contained herein and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties agree as follows:

1. Definitions.

      All defined terms used herein shall have the meaning assigned to them in the Agreement unless otherwise defined herein, and all of the terms in the Agreement shall continue to apply unless otherwise amended hereby.

2. Amendment to the Agreement.

      Section 1.6 of the Agreement is hereby amended such that Parent shall issue to the Company that number of shares of common stock equal to eighty-two percent (82%) of the issued and outstanding shares of common stock of Parent immediately prior to the EFFECTIVE DATE. The Agreement is hereby further amended in all respect to reflect and incorporate the foregoing.

3. Continuing Effect of the Agreement.

      Except as specifically set forth herein, the Agreement shall remain in full force and effect and shall not be waived, modified, superseded or otherwise affected by this Amendment. This Amendment is not to be construed as a release, waiver or modification of any of the terms, representations, warranties, covenants, rights or remedies set forth in the Agreement, except as specifically set forth herein.

4. Governing Law.

      This Amendment shall be governed by and construed in accordance with the laws of the State of Nevada.


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5. Counterparts.

      This Amendment may be executed in several counterparts and by telecopied facsimile and each such counterpart or telecopied facsimile so executed shall constitute one and the same Amendment.

6. Effective Date.

      This Amendment has been executed by the parties hereto as of the day and year first written.

7. Entire Agreement.

      The Agreement and this Amendment, and the exhibits and schedules delivered pursuant to the Agreement contain all of the terms and conditions agreed upon by the parties relating to the subject matter of the Agreement and supersede all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter.


                                              DTOMI, INC.


                                                  /s/ David M. Otto
                                              By: ------------------------------
                                                  Name: David M. Otto
                                                  Title: Secretary



                                              VOCALSCAPE, INC.


                                                  /s/ Robert W. Koch
                                              By: ------------------------------
                                                  Name: Robert W. Koch
                                                  Title: President and CEO


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